Exhibit 99.1
Contact:
Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com
INTERMUNE REPORTS FOURTH QUARTER AND FULL YEAR 2008 FINANCIAL
RESULTS AND BUSINESS HIGHLIGHTS
— Company provides financial and key project guidance —
BRISBANE, Calif., February 26, 2009, — InterMune, Inc. (Nasdaq: ITMN) today announced results from operations for the fourth quarter and 12 months ended December 31, 2008. InterMune reported a net loss for the fourth quarter of 2008 of $32.3 million, or $0.83 per share, compared with a net loss of $25.9 million, or $0.67 per share, in the fourth quarter of 2007.
Dan Welch, Chairman, Chief Executive Officer and President of InterMune said, “Fourth quarter and recent events have highlighted our very significant progress on pirfenidone and ITMN-191 (R7227). We recently reported results of our Phase 3 CAPACITY program for pirfenidone in idiopathic pulmonary fibrosis (IPF) and are now preparing the New Drug Application (NDA) and Marketing Authorization Application (MAA) for the United States and European Union, respectively. We also reported very positive top-line results of our triple combination study of ITMN-191 with Pegasys® (pegylated interferon alfa-2a) and Copegus® (ribavirin) and launched the innovative all-oral treatment study, INFORM-1, in patients chronically infected with the hepatitis C virus (HCV).”
Results for Fourth Quarter 2008
InterMune reported total revenue in the fourth quarter of 2008 of $7.4 million, compared with total revenue of $9.6 million in the fourth quarter of 2007. Total revenue in the fourth quarter of 2008 primarily consisted of Actimmune® (interferon gamma-1b) revenue of $6.6 million, compared with $8.8 million in the fourth quarter of 2007, a decrease of 25%, reflecting lower off-label physician prescriptions of Actimmune for the treatment of IPF, which InterMune does not promote. Fourth quarter total revenue also included revenue from the collaboration with Roche for the development of protease inhibitors, including ITMN-191, which totaled $0.8 million in the fourth quarter of 2008, unchanged from the same quarter of 2007.

Research and development (R&D) expenses in the fourth quarter of 2008 were $26.3 million compared with $25.1 million in the fourth quarter of 2007, an increase of 5%. General and administrative (G&A) expenses were $7.8 million in the fourth quarter of 2008, compared with $6.6 million in the same period a year earlier, an increase of 18%.
During the fourth quarter of 2008, InterMune recorded an “other-than-temporary” impairment charge of approximately $3.5 million on its auction-rate securities, reported in the statements of operations.
As of December 31, 2008, InterMune had cash, cash equivalents and available-for-sale securities of approximately $154.7 million.
Results for the 12 Months Ended December 31, 2008
InterMune also reported results from operations for the full year ended December 31, 2008. The net loss for the year was $97.7 million, or $2.51 per share, compared with a net loss of $89.6 million, or $2.52 per share, in 2007.
Total revenue in 2008 was $48.2 million, compared with total revenue of $66.7 million in 2007, a decrease of 28%. Actimmune revenue totaled $29.9 million in 2008, compared with $53.4 million of Actimmune revenue in 2007, a decrease of approximately 44%, reflecting lower off-label sales of Actimmune for the treatment of IPF, which InterMune does not promote. Revenue from the collaboration with Roche was $18.3 million in 2008, compared with $13.3 million in 2007. Collaboration revenue in 2008 consisted of a $15.0 million development milestone and $3.3 million in amortization of the initial upfront and manufacturing milestone payments.
R&D expenses were $104.6 million in 2008, a 1% decrease compared to $105.9 million in 2007. G&A expenses were $30.3 million in 2008, essentially unchanged from $29.6 million in 2007.
Recent Highlights
Pirfenidone:

•	On October 16, 2008 Shionogi & Co., Ltd of Japan, which has rights to pirfenidone in Japan, reported approval of its j-NDA to market pirfenidone as Pirespa® in IPF.

•	On February 3, 2009, InterMune reported results from its Phase 3 CAPACITY program for pirfenidone in IPF, which consisted of two, multinational, randomized, double-blind, placebo-controlled clinical trials named CAPACITY 1 and CAPACITY 2.
o	The primary endpoint of change in percent predicted Forced Vital Capacity (FVC) at Week 72 was met with statistical significance in CAPACITY 2 (p=0.001), as were the secondary endpoints of categorical change in FVC (p=0.001) and Progression-Free Survival (p=0.023).

o	The primary endpoint was not met in CAPACITY 1 (p=0.501), but supportive evidence of a pirfenidone treatment effect was observed on a number of measures and at various time points. In CAPACITY 1, there was evidence of a pirfenidone treatment effect on the pre-specified secondary endpoint of Six-Minute Walk Test distance (p = 0.001) when compared to placebo.

o	Pirfenidone was safe and generally well tolerated in both CAPACITY studies. There was no difference between pirfenidone and placebo in the percentage of patients that experienced a serious adverse event (SAE) and the pattern of adverse events (AEs) was, in general, comparable to that observed in previous clinical studies of pirfenidone.

o	InterMune is preparing an NDA for submission to the FDA, to be followed by an MAA submission to the European Medicines Agency (EMEA).
•	InterMune reported that 603 patients from CAPACITY have been enrolled in RECAP, the on-going open-label roll-over study from CAPACITY to evaluate the long-term safety of pirfenidone in patients with IPF.
ITMN-191 (R7227):
•	In November 2008, Roche, InterMune and Pharmasset, Inc. initiated the first all-oral combination study of direct anti-virals in the absence of interferon or ribavirin, known as the INFORM-1 study. That study has completed the first dose cohort.

•	On January 12, 2009, InterMune announced top-line results from a 14-day, Phase 1b study of ITMN-191 in combination with Pegasys® (peginterferon alfa-2a) and Copegus® (ribavirin).
o	After 14 days of triple combination therapy, the median change in HCV RNA from baseline exceeded 5 log10 in five of the six dosage cohorts in the study, and was -5.4 log10 and -5.7 log10 in the best performing q12h and q8h cohorts, respectively.

o	Reductions in HCV RNA occurred rapidly and there was no evidence of viral rebound during ITMN-191 treatment in any cohort.

o	ITMN-191 was generally safe and well tolerated in the study. There were no serious adverse events or Grade 4 adverse events (AEs) during treatment with ITMN-191. AEs reported during study treatment (ITMN-191 or placebo) were predominantly mild to moderate in severity, typically consistent with the AE profile of standard of care (SOC), and none led to treatment discontinuation.
Financial:
•	On February 19, 2009, InterMune completed a follow-on public offering of 4,025,000 shares of common stock, including the underwriters’over-allotment, at an offer price of $16.35 per share. Net proceeds to InterMune were approximately $63.5 million after deduction of underwriting fees and other related expenses.

•	The Medicines Company announced on February 25, 2009, that it had completed its tender offer for all of the outstanding shares of Targanta Therapeutics Corporation. Based on InterMune’s ownership of approximately 3 million Targanta shares, InterMune expects to receive approximately $6.0 million in the current quarter as a result of the transaction.
2009 Key Project Guidance
The company provided guidance on its key development projects, pirfenidone and ITMN-191.
Pirfenidone
The company plans to submit an NDA to the FDA and an MAA to the EMEA on pirfenidone in the summer of 2009 and around the end of 2009, respectively.

2009 ITMN-191 Clinical Development Plans and Timeline
InterMune provided an update on the development plan and key milestones for its protease inhibitor ITMN-191, being developed in collaboration with Roche as follows:

ITMN-191 MILESTONES AND KEY EVENTS	EXPECTED DATE

• Scientific presentation of Phase 1b triple combination study	Q2, 2009 (EASL)

• Top-line results of INFORM-1 STAT-C study at EASL	Q2, 2009 *

• Phase 2b initiation by Roche ($20 million payment to InterMune)	Summer 2009

• Presentation of all cohorts of INFORM-1 at AASLD	Q4, 2009 *

• Rapid Viral Response (RVR) data from Phase 2b (12-week regimen)	Q4 ’09 or Q1 ’10

* Subject to acceptance of scientific abstract
Guidance for 2009 Revenue and Expenses
Revenue
Revenue for 2009, including Actimmune® and anticipated milestone payments from Roche, is expected to be in a range of approximately $40 to $50 million. Actimmune revenue represents approximately 50% of this revenue range.
Operating Expenses
R&D expense is anticipated to be in a range of approximately $90 to $100 million, net of development cost reimbursements under the Roche collaboration. Of this amount, approximately 60% is attributed to pirfenidone which includes expenses for CAPACITY, RECAP, the preparation and support of NDA and MAA submissions and manufacturing.
Approximately 35% of the R&D expense is attributed to the company’s one-third share of all development expenses incurred by the collaboration with Roche on ITMN-191. InterMune also is working to name a second-generation protease inhibitor under the Roche/InterMune collaboration. Roche is responsible for 100% of all R&D costs related to a second-generation protease inhibitor compound through Phase 1. After Phase 1, Roche pays two-thirds of all development costs related to the compound. The balance of 2009 R&D expense is related to the advancement of a named pirfenidone analog compound, ITMN-520, toward an expected IND filing in mid-2010.

G&A expense is anticipated to be in a range of approximately $35 to $40 million. The G&A guidance range includes approximately $5.0 million of various pirfenidone pre-marketing costs and a similar amount in legal fees associated with a Department of Justice (DOJ) action against a former InterMune executive covered by an indemnification agreement.
Other Expenses
InterMune will incur approximately $1 million in expenses recorded as Restructuring Charges related to a reduction in force in February 2009.
InterMune will pay a milestone of $13.5 million, which will be expensed as Acquired R&D and Milestone Expense in 2009, to Marnac and KDL in accordance with the pirfenidone purchase agreement and the company’s decision to submit NDA and MAA filings on pirfenidone.
Other Uses of Cash in 2009
The company provided information to further guide investors on uses of cash in 2009.
According to the structure of the company’s collaboration agreement with Roche, approximately $11.4 million of 2008 expenses on ITMN-191 were accrued and payment to Roche was deferred. This $11.4 million payment will be made to Roche in 2009.
InterMune will make a scheduled Department of Justice (DOJ) payment of approximately $7.0 million in 2009. Additionally, the company anticipates that it may be required to make an accelerated payment to the DOJ of approximately $4.4 million related to the company’s recent financing event. If both of these DOJ payments are made, the balance of the Liability Under Government Settlement would be approximately $13.2 million as of December 31, 2009.
Conference Call and Webcast Details
InterMune will host a conference call today at 4:30 p.m. EST to discuss its financial results for the fourth quarter and full year 2008, and its forward-looking financial guidance. Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or

973-200-3372 (international), conference ID# 86755415. A replay of the webcast and teleconference will be available approximately three hours after the call.
To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.
The teleconference replay will be available for 10 business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international), and entering the conference ID# 86755415. The webcast will remain available on the company’s website until the next earnings call.
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a pipeline portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes the Phase 3 program, CAPACITY, which is evaluating pirfenidone as a possible therapeutic candidate for the treatment of patients with IPF, RECAP, an open-label extension study from CAPACITY, and a research program focused on small molecules for pulmonary disease. The hepatology portfolio includes the HCV protease inhibitor compound ITMN-191 (referred to as R7227 at Roche) in Phase 1b, a second-generation HCV protease inhibitor research program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated product development timelines and the likelihood of regulatory success. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. The top-line efficacy, safety and tolerability data reported in this press release are from analyses of the highest areas of interest to the company based on the prior clinical experience with pirfenidone in IPF patients. Pirfenidone failed to achieve statistical significance on the primary endpoint in one of its two pivotal clinical trials and there can be no assurance that the regulatory authorities in either the United States or Europe will grant regulatory approval based upon this data, in combination with the other efficacy and safety results the company currently intends to submit in support of its NDA and MAA filings. Further analyses of the CAPACITY results will be conducted in the future and additional observations may be made which may lead to material change in the company’s current regulatory strategy for pirfenidone, including a decision by the company not to proceed with either or both of its regulatory submissions in the United States and Europe. These analyses and observations will be included in a presentation of the CAPACITY data that the company expects to make at the American Thoracic Society (ATS) in the second quarter of 2009, and/or in a scientific publication.
Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 14, 2008 (the “Form 10-K”) and other periodic reports filed with the SEC, including the following: (i) the fact that physician prescriptions of Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, have declined significantly following the March 2007 termination of the Phase 3 INSPIRE trial of Actimmune in IPF and the risk that InterMune’s revenue will continue to decline as expected; (ii) risks related to regulation by the FDA and other agencies with respect to InterMune’s communications with physicians concerning Actimmune for the treatment of IPF; (iii) reimbursement risks associated with third-party payors; (iv) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (v) risks related to significant regulatory, supply and competitive barriers to entry; (vi) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (vii) risks related to achieving positive clinical trial results; (viii) risks related to timely patient enrollment and retention in clinical trials; (ix) the results of the InterMune CAPACITY trials of pirfenidone differ in some respects from those of the Shionogi & Co., Ltd. Phase 3 trial of pirfenidone and there can be no assurance that the U.S. or European regulatory authorities will approve the use of pirfenidone for the treatment of IPF; (x) the results as reported by Shionogi concerning their Phase 3 trial may differ from those published or presented in a peer-reviewed forum; and (xi) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.
Actimmune® is a registered trademark of InterMune, Inc. Pegasys® and Copegus® are registered trademarks of Roche.
Financial tables follow

InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Year Ended
	Dec 31		Dec 31
	2008	2007	2008	2007
Revenue, net
Actimmune	$6,583	$8,809	$29,880	$53,420
Collaboration revenue	818	818	18,272	13,272

Total revenue, net	7,401	9,627	48,152	66,692

Costs and expenses:
Cost of goods sold	1,713	2,058	8,989	14,109
Research and development	26,274	25,106	104,581	105,939
General and administrative	7,795	6,611	30,260	29,577
Acquired research and development milestone	—	6,225	—	13,725
Restructuring charges	—	—	—	10,246

Total costs and expenses	35,782	40,000	143,830	173,596

Loss from operations	(28,381)	(30,373)	(95,678)	(106,904)

Interest income	972	2,945	5,616	10,699
Interest expense	(1,534)	(696)	(5,635)	(2,881)
Other income (expense)	(3,431)	(111)	(2,145)	2,215

Loss from continuing operations before income taxes	(32,374)	(28,235)	(97,842)	(96,871)

Income tax expense/(benefit)	—	(2,275)	—	(2,275)

Loss from continuing operations	(32,374)	(25,960)	(97,842)	(94,596)

Discontinued operations:
Income (loss) from discontinued operations	32	79	103	4,994

Net loss	$(32,342)	$(25,881)	$(97,739)	$(89,602)

Basic and diluted loss per share:
Continuing operations	$(0.83)	$(0.67)	$(2.51)	$(2.67)
Discontinued operations	—	—	—	0.15

Net loss per share	$(0.83)	$(0.67)	$(2.51)	$(2.52)

Shares used in computing basic and diluted net loss per share	39,062	38,753	38,982	35,493

InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31,	December 31,
	2008	2007
Cash, cash equivalents and available-for-sale securities	$154,713	$235,292
Other assets	17,511	27,153

Total assets	$172,224	$262,445

Total other liabilities	$40,442	$26,430
Liability under government settlement	23,665	30,642
Deferred collaboration revenue	62,989	66,261
Convertible senior notes	170,000	170,000
Stockholders’ deficit	(124,872)	(30,888)

Total liabilities and stockholders’ deficit	$172,224	$262,445

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